Exhibit 99.1





                        [Letterhead of Kairos Partners]


July 30, 2001

Mr. Edward L. Gallup
Chairman
Immucor Inc.
3130 Gateway Drive
Norcross, GA 30091-5625

Dear Mr. Gallup,

Kairos Partners, L.P. has recently increased its ownership position in Immucor to 10%. This increased ownership position demonstrates that Kairos remains positive about the long-term potential for Immucor. However, as you are aware, Kairos has expressed concerns to both you and the Board about the current strategic plans of the Company.

We would like to advise you that Kairos intends to submit the following list of four nominees to stand for election to the Board of Directors at Immucor's upcoming Annual Meeting. They are:

      1. Jack McGuire
      2. Ronald O. Gilcher, M.D.
      3. Pierre Cassigneul
      4. Peter White

Kairos will formally nominate these individuals by providing all of the information required about these nominees to the Company shortly.

In addition, Kairos intends to support the following four current Board members for re-election to Immucor's Board at the Annual Meeting. They are as follows:

      1. Ralph A. Eatz
      2. Dr. Gioacchino De Chirico
      3. Joseph E. Rosen
      4. Dennis M. Smith Jr., M.D.

If the Company does not intend on nominating these four existing Directors, Kairos may include certain of their names in the list of nominees that Kairos intends to submit to the Company. As such we would ask that you advise us of the following information:

       1. When does the Company anticipate that the Annual Meeting of Shareholders will be held?
       2. Will all of the current members of the Board of Directors be nominated to stand for re-election?

We would like to have your response no later than Monday, August 6, 2001.

Sincerely,

John F. White
Kairos Partners, L.P.

JFW/srh
cc:  D. Lanson/D. Smith/R. Eatz/B. Papesh/J. Rosen/G. De Chirico/D. McKeithan

                                                                   Exhibit 99.1


     July 30, 2001



     Mr. Steven C. Ramsey
     Secretary
     Immucor Inc.
     3130 Gateway Drive
     Norcross, GA 30091-5625

     Dear Mr. Ramsey,

     Enclosed please find correspondence to the Board of Directors of Immucor. As Secretary of the Corporation, we appreciate your assistance in distributing the letters to the Board members.


     Very truly yours,


     Kairos Partners, LLP
     John F. White
     Principal